UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 5, 2012

Digital Generation, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-27644	94-3140772
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

750 West John Carpenter Freeway, Suite 700 Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (972) 581-2000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; CompensatoryArrangements of Certain Officers.

Omar Choucair, the Company’s current Chief Financial Officer, will no longer serve as Chief Financial Officer of the Company, effective November 12, 2012, but will remain as Executive Vice President until December 31, 2012 and thereafter as a consultant until June 30, 2014.

The full text of the Amended and Restated Employment Transition and Consulting Agreement with Mr. Choucair is filed as an exhibit to the Company’s amendment no. 1 of current report on Form 8-K/A, filed with the SEC on June 6, 2012.

On November 5, 2012, the Company’s Board of Directors appointed Craig Holmes to succeed Mr. Choucair as Chief Financial Officer of the Company, effective November 12, 2012.

Mr. Holmes, 55, served as CFO at Quickoffice, Inc, a global leader in mobile productivity solutions, from May 2011 to July 2012 through its sale to Google, Inc. Prior to Quickoffice, Mr. Holmes provided advisory and consulting services at Enfora Inc., a privately held global manufacturing and software development company from November 2009 to April 2011. Mr. Holmes served as CFO for Intervoice, Inc., a NASDAQ traded global software and services company from August 2003 to November 2009, and served as CFO at two start-ups in the software development and internet services space, EpicRealm from September 1999 to May 2001 and Masergy Communications from August 2001 to May 2002.  Mr. Holmes also served as CFO at EXCEL Communications, a NYSE traded communications services company, from April 1995 to May 1999.

In addition, Mr. Holmes has served on the University of Texas at Dallas School of Management Board of Advisors from December 2003 to January 2008, and the Dallas Summer Musicals Board of Directors from December 2004 to January 2010. He currently serves on the Board of Directors of Hobi International, Inc., where he has served since August 2009.  Mr. Holmes began his career at Arthur Andersen, where he rose to Partner.  Mr. Holmes holds a Masters and a BBA in Accounting from Texas Tech University.

Pursuant to the employment agreement dated November 6, 2012, between Mr. Holmes and the Company (the “Employment Agreement”), Mr. Holmes will be employed as the Chief Financial Officer of the Company for an initial term of three years, which will be automatically extended for one additional year, until terminated earlier by either Mr. Holmes or the Company, in accordance with the terms of the Employment Agreement.

Mr. Holmes salary will be $350,000 per year and, for the remainder of 2012, he will be eligible for a performance bonus of up to approximately $35,000, as determined by the Chief Executive Officer in his reasonable discretion.  Thereafter, he will be eligible for a targeted bonus of 43% of his annual salary, which is either increased or decreased based on achievement of certain performance targets.

In addition, as soon as practicable following Mr. Holmes’ employment, the Company has agreed to grant an initial equity award of 60,000 restricted stock units pursuant to the Company’s 2011 Incentive Award Plan.  Half of the award will vest ratably over a three year period, and the remainder will vest at the end of the Company’s fiscal year 2015 based on the cumulative achievement of 8% annual EBITDA growth during the preceding three-year period, subject to his continued employment or service with the Company.  If Mr. Holmes is terminated after a change in control of the Company, vesting of the restricted stock units will accelerate in the event of Mr. Holmes’ termination by the Company Without Cause (as defined by the Employment Agreement), upon a termination by Mr. Holmes for Good Reason (as defined by the Employment Agreement), or upon the expiration of the Employment Agreement following a notice by the Company of its election not to renew the Employment Agreement.

The above summary is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which will be filed as an exhibit to our quarterly report on Form 10-Q on or about November 9, 2012.

The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)         Exhibits

Exhibit No.	Description
99.1	Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL GENERATION, INC.

Date: November 8, 2012	By:	/s/ Sean N. Markowitz
Name: Sean N. Markowitz
Title: General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release.